EXHIBIT 99.1

S&W Seed Releases World’s First 8 Dormancy Salt Tolerant Alfalfa Variety

FIVE POINTS, June 22, 2010 (BUSINESS WIRE) - S&W Seed Company (NasdaqCM: SANW), announces the commercial launch of its newly certified alfalfa variety, SW 8421S, the world’s only Group 8 dormancy salt tolerant alfalfa. Dormancy relates to the length of the growing season and this variety was developed for important hay-growing areas within California, Arizona and Latin America.

“Producing higher hay tonnage is the key to putting more money in the farmers’ pockets. SW 8421S helps farmers grow high quality hay with low quality ground or water, and is also superior for ground or water that doesn’t have salt. We expect it will sell well in the many geographical areas where Group 8 dormancy is the norm,” said CEO Mark Grewal.

With SW 8421S, farmers get high tonnage yields of quality alfalfa on both salty soils and non-salty soils in warm climates.  SW 8421S hay tonnage yields are competitive with non-salt tolerant alfalfa, but, unlike the competition, yields stay high when salty irrigation water is used.  In university tests at Parlier, California and Tucson, Arizona, SW 8421S grew 18% more hay than the benchmark CUF 101 variety. When compared to another benchmark variety, “Salado,” SW 8421S was one of the highest yielding salt tolerant alfalfas ever certified, of any dormancy, and yielded 32% more hay with non-salty irrigation water.

About S&W Seed Company

S&W Seed Company, founded in 1980, is a leader in warm climate alfalfa seed varieties, including varieties that can thrive in poor, saline soils. The company’s claims to salt tolerance and high yield product leadership are verified by decades of university-sponsored trials. S&W owns a 40 acre alfalfa seed cleaning and processing facility. A large percentage of its sales are to Genetics International, which sells to foreign markets, principally Saudi Arabia. In fiscal 2010, the company launched a pilot program to produce stevia leaf, the source of an all natural, non-caloric sweetener. For more information on the company, please visit their website,www.swseedco.com.

Contact Information:

Jim Blackman
PR Financial Marketing
(713) 256-0369
Jim@prfmonline.com